Exhibit 10.07
Bank of Marin

2010 Annual Individual Incentive Compensation Plan
Revised 2019

INTRODUCTION

Bank of Marin (the “Company”) provides annual cash incentive award opportunities for eligible employees, through the use of a performance-based Annual Individual Incentive Compensation Plan (the “Plan”). The annual incentive awards will provide a payment based upon the attainment of specified goals and objectives for (i) each participant and (ii) the Company on a bankwide basis. The objective is to align the interests of these employees with the interests of the Company in obtaining superior financial results and achieving strategic objectives.

A. OBJECTIVE & PURPOSE

The Company believes in pay for performance, and strives to foster and maintain a performance-based culture. The Company is committed to rewarding employees for achieving annual performance goals. This Plan is designed to reward and retain high performers, promote the attainment of annual objectives and to drive the long-term financial success of the Company. The Plan encourages both teamwork and individual performance. It creates an environment that rewards employees if the Company, departments, and/or individuals meet or exceed pre-determined annual performance criteria. It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company, department and/or individual performance criteria.

The Plan operates on a calendar year basis (January 1st to December 31st) with a new “Plan Year” commencing on January 1 of each respective year. This same annual period is the performance-period applied to Bankwide and individual performance measures used to determine the amount of incentive awards to be paid.

Employees not eligible to participate in the Plan may be eligible to participate in the Company’s Annual Bankwide Incentive Compensation Plan or any other compensation or bonus program of the Company.

Nothing contained in the Plan, including the Plan Gate (as hereinafter defined), shall limit the authority of the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors to grant discretionary bonuses in addition to any payments made hereunder.

Nothing contained in the Plan, including the Plan Gate, shall limit the authority of Senior Management to provide annual bonus/incentive payouts to employees outside of the provisions of the Plan. Any such payments will be made on a discretionary basis (i) pursuant to the determination of Senior Management (ii) with the approvals of the Company Chief Executive Officer (the “CEO”) and Director of Human Resources, (iii) will be limited to employees in positions below the Executive Officer level and (iv) shall not in the aggregate exceed the annual budgeted amount adjusted for performance.

B. PLAN DESIGN

The Plan design incorporates a tiered approach with annual incentive awards linked to the achievement of pre-defined performance goals. The Plan incorporates both a Bankwide performance measure (“Bankwide

Performance Measure”) and individual performance measures (“Individual Performance Measures”) weighted to reflect the responsibilities and position level of the Plan participant. The range of Award Opportunities (as hereinafter defined) (as a percent of salary), except in the case of Branch Sales and Lenders Group (discussed later), vary by position and level, providing market competitive payouts for the achievement of minimum, target and maximum performance goals. Details regarding aspects of the Plan design unique to each participant group will be presented in associated appendices. Individual Performance Measures are provided on individual goal setting worksheets (for each eligible participant, a customized and personal “Worksheet”).

Material changes to the Plan or Plan design must be approved by the Compensation Committee.

C. PARTICIPATION/ELIGIBILITY

Within 90 days of the commencement of each Plan Year, the CEO, in coordination with Senior Management, shall submit to the Compensation Committee a list of eligible employees (or employee groups) for participation in the Plan for such Plan Year. In addition to a listing of the eligible participants, the CEO shall also provide the Compensation Committee by such date with a Plan design summary including a recommended Bankwide Performance Measure and its components, participation requirements, Plan terms, annual incentive award levels for Executive Officers, and Award Opportunities for Executive Officers.

The Plan is available to the following eight eligible employee groups:

1.Senior Management
2.Management
3.Commercial Banking Management
4.Lenders Group (Commercial Banking Officers, Construction Loan Officers, Relationship Managers)
5.Portfolio Managers (Commercial and Construction)
6.Branch Banking Management (Regional Managers, Branch Managers, Assistant Branch Managers)
7.Market Managers
8.Branch Sales

The following additional eligibility requirements apply to all groups:

•Plan participants must have a minimum performance rating of “meets expectations” or better on the Payment Date (as hereinafter defined) based upon their most recent performance evaluation to receive an award.

•Plan participants must not be on an active performance improvement plan specifically prohibiting eligibility for award payout on the Payout Date.

•A Plan participant must be an active regular (i.e., not contract or temporary) employee serving in a Plan-eligible position on the Payment Date to receive an award.

For employees exclusive of the Branch Sales Group, the Plan utilizes a Plan Year performance period for both Bankwide and Individual Performance Measures. Bankwide Performance Measures for the Branch Sales Group will also utilize a Plan Year performance period.

Performance Measures based on a Plan Year performance period incorporate the following additional requirement:

•Newly-hired, transferred or promoted employees must be employed in a Plan-eligible position by July 1st and perform 1,000 work hours in that capacity within a given Plan Year to be eligible for an award related to performance in that Plan Year. Employees hired, transferred or promoted into such a position after July 1st must wait until the next fiscal year to be eligible for an award.

For employees within the Branch Sales Group, the Plan utilizes a fiscal quarter performance period and payout schedule for Individual Performance Measures. The following eligibility requirements with respect to payouts on Individual Performance Measures of the short-term incentives apply only to the Branch Sales Group:

•Newly-hired, transferred or promoted employees must be employed in the Plan-eligible position prior to the first day of each fiscal quarter to be eligible for an award related to individual performance for that quarter within the fiscal year. Employees hired, transferred or promoted into such a position on or after the first day of the fiscal quarter must wait until the next fiscal quarter to be eligible for an award.

D. PLAN GATE

In order for the Plan to be funded and “activated” for a Plan Year, the Company must achieve a threshold performance level calculated as a percentage of the Company’s budgeted net income (non-consolidated and bank only basis) (“Net Income”) determined by the Compensation Committee for such Plan Year (the “Plan Gate”). The initial Plan Gate is hereby fixed as 70% of Net Income. The Plan Gate for a particular Plan Year shall be determined by the Compensation Committee at the time of its yearly review and approval of the Plan.

The Plan Gate is not related to the Bankwide or the Individual Performance Measures. It is instead a threshold level of performance which must be met by the Company before any incentive awards, whether based on Bankwide and/or Individual Performance Measures will be paid out (except for Individual Performance Measures to the Branch Sales Group). If the Plan Gate is not met, the Plan will not be deemed to have been “turned on” for that given year and no payouts will be made under the Plan (except for Individual Performance Measures to the Branch Sales Group). Whether or not the Plan Gate has been satisfied will be determined by Senior Management as soon as possible following the close of the calendar year.

E. PERFORMANCE PERIODS AND PAYOUT SCHEDULES

With the exception of payments made pursuant to Individual Performance Measures for the Branch Sales group, payouts will be made on the last pay period of the month of February following the conclusion of a Plan Year (the “Payment Date”).

After Senior Management finalizes performance results for the Plan Year, the awards will be calculated according to the Bankwide Performance Measure and each participant’s Individual Performance Measures and approved by Human Resources. Awards are then paid out as a special payment, less the necessary withholdings.

The Bankwide Performance Measures used for the Branch Sales Group remain identical to the other employee groups in terms of performance periods and payout timing applied and will be paid out at the same time as the payment of Bankwide Performance Measure payments to other employee groups. The

Individual Performance Measures for the Branch Sales group differ from the other groups and incorporate a fiscal-quarter performance period and payout schedule. Payouts of the Individual Performance Measure portion of the award based on quarterly performance of Branch Sales employees will be made by the end of the month following each quarter end.

Employees losing eligibility to participate in the Plan due to a promotion or transfer will receive a partial award for the applied performance period served in a Plan-eligible position. The award payout will be contingent on meeting the other eligibility criteria specified in Section C and will be made per the normal schedule under the Plan.

Eligible employees who terminate employment due to disability, death or retirement can receive a partial award for the applied performance period, even if they are not employed as of the Payment Date.

F. AWARD OPPORTUNITIES

Minimum, target, and maximum award opportunity levels (“Award Opportunities”), expressed as a percent of salary, will be set for each employee group with the exception of the Branch Sales Group and Lenders Group. The calculation process for the determination of Award Opportunity specific to the Lenders Group is presented in a supplementary appendix to this document.

Award payouts will be calculated using a ratable approach when possible for performance achievement falling between the predetermined Award Opportunity levels described below.

1.Minimum Performance: The minimum level of performance needed to begin to be eligible to receive an incentive award.

2.Target Performance: The budgeted, or expected, level of performance based upon both historical data and management's best judgment of expected performance during the performance period.

3.Maximum Performance: The level of performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

Outside of the Branch Sales Group and Lenders Group, employees whose base salary earned is less than 95% of their year-end base salary level, will receive pro-rated awards based on actual regular earnings. Award payouts will also be prorated based on hours worked for participants with absences over 6 weeks in cumulative duration during the Plan Year.

For employees within the Branch Sales Group, new hires, promotions, or transfers into a Plan-eligible role after the first day of a fiscal quarter must wait until the next following fiscal quarter to be eligible for an award and participate in the individual portion of the bonus plan.

G. BANKWIDE AND INDIVIDUAL PERFORMANCE MEASURES

Participants will have a portion of their annual incentive award based upon a Bankwide Performance Measure. The Bankwide Performance Measure will be based on the Company’s success in meeting budgeted amounts and/or percentages as measured by criteria approved by the Compensation Committee. Criteria may include a variety of financial and strategic measures such as Net Income, Efficiency Ratio, Return on Equity (ROE), Return on Assets (ROA), Deposit Growth, Loan Growth and others as selected from time to time by the Compensation Committee. The weighting of overall Bankwide performance in the determination of the participant’s Bankwide Performance Measure payout is based on the participant’s job level and responsibilities within the Company. Net Income performance serves as a baseline control for the Bankwide Performance Measure. Regardless of above target performance on other measures, the “Overall Weighted Average Performance” cannot exceed a target payout if the Net Income percentage is below target.

Participants will also have a portion of their annual incentive award based on Individual Performance Measures. The specific Individual Performance Measures for each Plan participant will be determined by Senior Management and approved by the CEO. These Measures will be communicated via an individual goal setting Worksheet.

The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criteria in the determination of the incentive award will vary based on Plan Group and Plan participant. Additional provisions specific to the Branch Banking Management Group, Branch Sales Group, Lenders Group, and the Portfolio Managers Group will be presented in supplementary appendices.

Worksheets will also clearly define the Award Opportunities at minimum, target, and maximum levels for the designs using these three metrics levels.

H. AWARD CALCULATION EXAMPLE

Award payouts will be calculated using a ratable approach when possible based on the weighted average of performance achievement in relation to targets.

Below we provide a scenario under the following Plan terms and conditions:

1.Plan participant = Employee with a salary of $60,000

2.Award Opportunities
a.Minimum: 10% of salary
b.Target: 15% of salary
c.Maximum: 20% of salary

3.Weighting of Bankwide Performance Measures = 25%

4.Bankwide Performance Objectives:
a.Net Income – 30% weighting
b.Efficiency Ratio – 20% weighting
c.Return on Equity – 20% weighting
d.Avg. Deposit Growth – 15% weighting
e.Avg. Loan Growth – 15% weighting

5.Weighting of Individual Performance Measures = 75%

6.Individual Performance Objectives:
a.Total Deposit Growth – 35% weighting
b.DDA/Now Deposit Growth – 35% weighting
c.Total Loan Growth – 20% weighting
d.3rd Party Product Sales – 10% weighting

7.Plan Gate: Net Income performance must meet or exceed 70% of target to receive any payout.

In this scenario, the Plan Gate has been satisfied and the full payout based on the calculation for Bankwide and Individual Performance Measures may be made.

Scenario A – Bankwide Performance Measure (weighted 25%)
Criteria	Goal Weight (Total 100%)	Performance Result as a Percent of Budget
Net Income	30%	110%
Efficiency Ratio	20%	80%
Return on Equity	20%	100%
Avg. Deposit Growth	15%	100%
Avg. Loan Growth	15%	120%
Overall Weighted Average of Performance =		102%
Net Income Performance Limit =		110%
Award Calculation = Award Opportunity X Performance (15% X 102%)		15.30%
Payout Dollar Amount = Base Salary X Award Calculation X Bankwide Performance Weighting ($60,000 X 15.3% X 25%)		$2,295.00

Individual performance payouts are calculated on a line-item basis, with each of the performance criteria, and the resulting payout, determined independently.

Scenario A –Individual Performance (weighted 75%)
Criteria	Goal Weight (Total 100%)	Minimum	Target	Maximum	Actual Performance
Total Deposit Growth	35%	X Value	Y Value	Z Value	80% of Target (Value X)
DDA/Now Deposit Growth	35%	X Value	Y Value	Z Value	80% of Target (Value X)
Total Loan Growth	20%	X Value	Y Value	Z Value	120% of Target (Value Z)
3rd Party Product Sales	10%	X Value	Y Value	Z Value	120% of Target (Value Z)
Calculation of Payouts Based Upon Individual Performance Results for Each Measure (Weighting of Individual Performance X Goal Weight X Salary X Award Opportunity Based on Performance)		Total Deposit Growth			75% X 35% X $60,000 X 10% = $1,575.00
		DDA/NOW Deposit Growth			75% X 35% X $60,000 X 10% = $1,575.00
		Total Loan Growth			75% X 20% X $60,000 X 20% = $1,800.00
		3rd Party Product Sales			75% X 10% X $60,000 X 20% = $900.00
Total Individual Performance Component Payout ($1,575.00 + $1,575.00 + $1,800.00 + $900.00) = $5,850.00

I. CLAWBACK POLICY

In the event that financial results are significantly restated due to negligence, fraud or intentional misconduct, the Compensation Committee will review any performance-based bonuses paid to employees who are found to be responsible for, or may have benefited from, the negligence, fraud or intentional misconduct that caused the need for the restatement and may, to the extent permitted by applicable law, seek recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Clawbacks may also be required in the event any payment hereunder violates any law, rule, regulation, policy or regulatory procedure applicable to the Company or to an employee. Each participant hereby acknowledges that under certain circumstances a clawback will be required by law.

J. PLAN ADMINISTRATION

Administration of the Plan is the joint responsibility of the Compensation Committee, the CEO, Senior Management and the Human Resources department of the Company.

1. Responsibilities of the Compensation Committee of the Board of Directors
The Compensation Committee has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Compensation Committee shall be final and binding on all parties. The Compensation Committee shall review the provisions of the Plan on an annual basis, including, but not limited to, the Plan Gate and the Award Opportunities. The Compensation Committee shall also establish the Individual Performance Measures and the weighting between Bankwide and Individual Performance Measures for the CEO. The Compensation Committee also has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan Year, and whether the Plan Gate or individual Worksheets should be adjusted to neutralize the effects of such events.

2. Responsibilities of the CEO
The CEO provides liaison to the Compensation Committee, including the following specific responsibilities:

a.Recommend the Plan participants or groups to be included. This includes determining if additional employees should be added to the Plan and if any current participants should be removed from inclusion.

b.Approve the Individual Performance Measures and the weighting between Bankwide and Individual Performance Measures for each Executive Officer.

c.Provide other appropriate recommendations that may become necessary during the life of the Plan. This could include such items as changes to Plan provisions.

3. Responsibilities of Senior Management
The Senior Management will be responsible for working with the CEO to assist in the determination of appropriate Individual Performance Measures and the weighting between Bankwide and Individual Performance Measures for participants under their direction. In addition, the Senior Management will coordinate with the Human Resources department and Finance to provide all information needed to determine actual performance results. After yearly approval by the Compensation Committee of the Plan, Senior Management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan Year.
4. Responsibilities of Human Resources
The Human Resources department of the Company will administer the Plan and act as the Plan Administrator with regard to responsibilities for tracking the performance criteria during the course of the Plan Year and the processing of any claims made by Plan participants. Human Resources will also have the responsibility of calculating the amount of the payouts following year end. Additional responsibilities may be assigned to Human Resources by the Compensation Committee or CEO. All necessary reporting to outside auditors for inclusion in annual reporting will be carried out by the CEO or designee.

K. TERMINATION OF EMPLOYMENT

If a Plan participant is terminated by the Company, or voluntarily terminates his/her employment with the Company prior to the Payment Date, no incentive award will be paid. To encourage employees to remain employed by the Company, a participant must be an active employee of the Company on the Payment Date. However, there are exceptions for terminations as a result of death, disability, or retirement.

If a participant is disabled and placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability. In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant.

L. AMENDMENTS AND PLAN TERMINATION

The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee. The Compensation Committee may, at its sole discretion, terminate, change or amend the Plan as it deems appropriate.

M. PLAN FUNDING

The Plan is funded and accrued based on Bankwide performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts. If the Company does not achieve its Plan Gate, the Plan will not be funded.

N. CLAIMS AND REVIEW PROCEDURES

A Plan participant or beneficiary (“claimant”) who has not received awards under the Plan that he or she believes should be paid shall make a claim as follows:

1.Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. Included with the written claim should be all comments, documents, records and other information relating to the claim.

2.Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 60 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, or additional information is needed, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing.

3.Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.

O. COMMUNICATION OF PLAN TO PLAN PARTICIPANTS

Communication of the Plan will be vital to the overall success of the Plan. Key communication events include the following:

1.An initial communication to participants of the Plan details, including the performance targets set for the year. This will typically take place in the first few months of the year.

2.Communication of new performance targets, procedure changes, etc., at the beginning of each year.

3.Periodic (quarterly) reviews and/or performance updates throughout the year. These reviews should include a year-to-date performance update and discuss any changes that may be necessary to assure attainment of the Plan targets.

4.A year-end review of probable performance results, including an estimate of the Company's performance on each performance measure.

5.A discussion surrounding the participants’ final annual incentive award.

It is also vital that each participant be provided sufficient data throughout the year, so that each participant can project probable earnings from the Plan. The specific goals and objectives, as well as the means to accomplish these goals and objectives, need to be communicated in detail to each participant. The purpose of the Plan is to motivate, reward and retain employees. Only through clear and ongoing communication may this purpose be fulfilled.

Notwithstanding anything to the contrary herein, the Company will not distribute material non-public financial information to participants.

P. MISCELLANEOUS

1.Binding Effect. This Plan shall bind the Plan participants and their beneficiaries, survivors, executors, successors, and administrators. No right to an award hereunder shall vest with a participant until the Plan Gate has been satisfied for the applicable Plan Year and the participant has satisfied the eligibility provisions of the Plan set forth in Section C hereof. No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

2.No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Plan participant. Nothing herein shall be deemed to change the at-will employment arrangement of each participant.

3.Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except pursuant to the laws of descent and distribution. Any purported assignment or transfer of any benefits hereunder shall be void.

4.Reorganization. If the Company shall merge with and into or consolidate with another Company (in each case, such that it is not the surviving company), or reorganize, or sell substantially all of its assets to another company, firm, or person (each a “Terminating Event”), the Plan shall automatically terminate and no payments shall be made for the Plan Year in which such Terminating Event shall have occurred.

5.Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

6.Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of California except to the extent preempted by the laws of the United States of America.

7.Entire Plan. This Plan, the appendices and the Individual Performance Measures (as in effect from time to time for a participant) constitute the entire Plan between the Company and the Plan participant as to the subject matter hereof.

8.Designated Fiduciary. The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.